Exhibit 99.1
FOR IMMEDIATE RELEASE:

DATE: August 18, 2026

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com

Kennametal Names Dawne Hickton and Richard Harshman to its Board of Directors

PITTSBURGH, August 18, 2026 — Kennametal Inc. (NYSE: KMT) today announced the election of Dawne S. Hickton and Richard J. Harshman to its Board of Directors, effective immediately. Hickton is Chair, CEO and lead investor of Cumberland Additive, Inc., an additive manufacturing business serving aerospace, defense and space requirements. Harshman is the former Chairman, President and CEO of ATI, Inc. and currently serves on the Board of Directors for two other publicly traded companies.
“Dawne and Rich bring outstanding executive leadership, public company board experience and deep knowledge of the industrial, materials, and aerospace and defense markets to our Board of Directors,” said Sanjay Chowbey, President and CEO of Kennametal. “Their strategic, operational and financial expertise will strengthen our Board and help us continue to execute our strategy and create long-term value for shareholders.”
William M. Lambert, outgoing Chairman of Kennametal’s Board of Directors, added: “Dawne and Rich each have a proven record leading complex, global businesses. Their experience in governance, manufacturing and end markets are closely aligned with Kennametal and will be valuable to the Board and our management team.”
About Hickton
Hickton is Chair, CEO and lead investor of Cumberland Additive, Inc., an additive manufacturing business with manufacturing locations in Austin, Texas and Pittsburgh, Pennsylvania, serving customers in space, aerospace and defense.
Prior to Cumberland Additive, Hickton served as Executive Vice President of Jacobs and President of its Critical Mission Solutions business, which provided engineering design and support services for NASA, nuclear remediation and new-build work, and solutions for national security priorities in the United States and allied countries.
Earlier in her career, Hickton served as Vice Chair, President and CEO of RTI International Metals, Inc., a global supplier of advanced titanium and specialty metals fabricated structural products for aerospace, defense and energy markets. RTI was acquired by Alcoa in 2015.

Hickton currently serves on the Board of Directors of Commercial Metals Company (CMC) and chairs the Board of Directors at Elevra Lithium. She has served on multiple public and private company boards, including Jacobs, Haynes International, Triumph Aerospace Group, Norsk Titanium AS and FNB Bank Corporation, and has also served as Director and Chair of the Federal Reserve Bank of Cleveland. She holds a Bachelor of Arts degree from the University of Rochester and a Juris Doctor degree from the University of Pittsburgh.
About Harshman
Harshman brings extensive executive leadership, financial and corporate governance experience having spent more than four decades at ATI, Inc. and its predecessor companies. He served as Chairman, President and CEO of ATI from May 2011 to December 2018 and as Executive Chair of the Board from January to May 2019.
Harshman currently serves on the Board of Directors of PNC Financial Services Group Inc., where he chairs the Audit Committee and serves on the Human Resources and Nominating and Governance Committees. He also serves on the Board of Directors of Ameren Corporation, where he chairs the Audit and Risk Committee and serves on the Human Resources Committee.
During his career at ATI and its predecessor companies, Harshman held roles including Executive Vice President and CFO, Senior Vice President of Investor Relations and Corporate Communications, Vice President of Business Ethics and Compliance, and senior finance and operational finance roles across aerospace, electronics and specialty materials businesses.
Harshman holds a BSBA in Accounting from Robert Morris University and received a Certified Public Accounting certificate from the California State Board of Accountancy.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,100 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2.4 billion in revenues in fiscal 2026. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.
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